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                                                                     EXHIBIT 5.1

                       Akerman, Senterfitt & Eidson, P.A.
                                Attorneys at Law
                          SunTrust International Center
                                   28th Floor
                              One S.E. Third Avenue
                            Miami, Florida 33131-1704
                                 (305) 374-5600
                             Telecopy (305) 374-5095



                                  July 23, 2001

The Wackenhut Corporation
4200 Wackenhut Drive #100
Palm Beach Gardens, FL 33410-4243

Gentlemen:

         We have acted as special counsel to The Wackenhut Corporation, a Florida corporation (the "Company") with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 400,000 shares of the Company's Series B Common Stock, par value $.10 per share (the "Shares"), pursuant to the exercise of stock options granted under The Wackenhut Corporation Key Employee Long-Term Incentive Stock Plan, as amended (the "Plan").

         Based on our review of the Articles of Incorporation of the Company, as amended and restated, the Bylaws of the Company, the Plan and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for upon exercise of options pursuant to the Plan and related documents, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        AKERMAN, SENTERFITT & EIDSON, P.A.

                                        /s/ Akerman, Senterfitt & Eidson, P.A.